Exhibit 99.1

AGREEMENT TO FILE JOINT SCHEDULE 13G

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13G and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of the common stock of ALSET EHOME INTERNATIONAL INC., a Delaware corporation. The undersigned hereby further agree that this statement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of which counterparts shall together constitute one and the same instrument.

/s/ Heng Fai Chan

Heng Fai Chan

Date:  February 12, 2021

HFE Holdings Limited

/s/ Heng Fai Chan

Name:   Heng Fai Chan

Title:     Director

Date:     February 12, 2021